EXHIBIT 10.25

M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

*** STOCK OPTION AGREEMENT

OPTIONEE: <Participant Name>

DATE OF GRANT: <Grant Date>  EXERCISE PRICE: <Grant Date>   COVERED SHARES: <Number of Shares>

GRANT TYPE:  NQSO

M&T Bank Corporation (the “Company”) hereby grants to the Optionee an option to purchase from the Company that number of shares of Common Stock equal to the Covered Shares, exercisable at the Exercise Price. This grant is made pursuant to the M&T Bank Corporation 2019 Equity Incentive Compensation Plan (the “Plan”) and is subject to the terms and conditions of the Plan and is subject further to the terms and conditions of this Agreement. As used herein, the term “Agreement” shall mean, collectively, this cover page and the related Terms and Conditions of Stock Option Award delivered to the Optionee with this cover page and, as applicable, the Policy for Alignment of Incentive Compensation with Risk (the “Forfeiture Policy”). Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. A copy of the Plan, the Plan prospectus and the Forfeiture Policy can be viewed and downloaded from the Company’s Intranet under the Human Resources page.

Subject to the terms of the Plan and this Agreement, including without limitation, the Optionee’s fulfillment of the employment requirements in Paragraph 3 of the Terms and Conditions of Stock Option Award, the Option awarded hereunder shall vest and become exercisable in accordance with the following vesting schedule, which may be accelerated under the circumstances described in the Terms and Conditions of Stock Option Award:

•	No part of the Option may be exercised prior to the first anniversary of the Date of Grant;
•	On or after the first anniversary of the Date of Grant, the Option may be exercised as to one-third (1/3) of the Covered Shares;
•	On or after the second anniversary of the Date of Grant, the Option may be exercised as to an additional one-third (1/3) of the Covered Shares; and
•	On or after the third anniversary of the Date of Grant, the Option may be exercised as to the remaining one-third (1/3) of the Covered Shares.

The unvested portion of the Optionee’s Covered Shares is subject to forfeiture under Paragraph 3(b) of the Terms and Conditions of Stock Option Award and, as applicable, the Forfeiture Policy.

In order to exercise the Option, you should refer to the Human Resources page of Company’s Intranet for information regarding the current Third Party Administrator and a description of the procedures you must follow to exercise the Option and other important matters.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed on its behalf effective as of the Date of Grant.

M&T BANK CORPORATION ______________________________

M&T BANK CORPORATION

2019 EQUITY INCENTIVE COMPENSATION PLAN

*** TERMS AND CONDITIONS

OF

STOCK OPTION AWARD

1.Definitions.  In this Agreement, except where the context otherwise indicates, the following definitions apply.  Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan.

(a)“Covered Shares” means the shares of Common Stock subject to the Option set forth as the “Covered Shares” on the cover page of this Agreement.

(b)“Date of Expiration” means the date on which the Option shall expire, which shall be the earliest of the following times:

(i)upon the Optionee’s Termination of Service by the Company or an Affiliate for Cause;

(ii)90 days after the Optionee’s Termination of Service for any reason, except on account of Cause, termination by the Company or an Affiliate on account of a Position Elimination, death, Disability or a Qualifying Separation;

(iii)one year after the Optionee’s Termination of Service by reason of death or Disability, or by the Company or an Affiliate on Account of a Position Elimination;

(iv)four years after the Optionee’s Qualifying Separation; or

(v)ten years after the Date of Grant.

(c)“Date of Grant” means the date set forth as the “Date of Grant” on the cover page of this Agreement.

(d)“Exercise Price” means the dollar amount per share of Common Stock set forth as the “Exercise Price” on the cover page of this Agreement.

(e)“Option” means the stock option granted to the Optionee on the cover page of this Agreement.

(f)“Optionee” means the person identified as the “Optionee” on the cover page of this Agreement.

(g)“Position Elimination” means any permanent, involuntary termination of an Optionee’s active employment or with the Company as a result of a job elimination due to a reduction in force, outsourcing or elimination of position, as determined by the

Committee in its sole and absolute discretion.

(h)“Third Party Administrator” means the entity to which the Committee has delegated its authority to administer the exercise of stock options granted under the Plan.

2.Grant of Option. The Option granted hereby is granted in accordance with the cover page of this Agreement.

3.	Terms of the Option.

(a)Type of Option. As indicated on the cover page of the Stock Option Agreement, the Option is intended to be a nonqualified stock option that is not an incentive stock option within the meaning of Section 422 of the Code.

(b)Option Period. During the period commencing on the Date of Grant and terminating on the Date of Expiration, the Option may be exercised with respect to all or a portion of the Covered Shares (in whole shares) to the extent that the Option has not been (a) previously exercised with respect to such Covered Shares or (b) forfeited pursuant to the Forfeiture Policy and in either case, subject to the vesting schedule on the cover page of this Agreement.

(c)Position Elimination.  Notwithstanding the foregoing provisions of Paragraph 3(b) and the vesting schedule on the cover page of this Agreement, in the event that the Optionee incurs a Termination of Service by the Company or an Affiliate on account of a Position Elimination, the unvested Option will continue to vest and become exercisable as scheduled for a period of one year following the date of such Termination of Service, subject to Paragraph 3(h).  Any portion of the Option that remains unvested after that time shall be immediately cancelled and terminated.  Any portion of the Option that is (1) vested and remains outstanding as of the date of such Termination of Service by the Company or an Affiliate on account of a Position Elimination, or (2) will vest after such Termination of Service by the Company or an Affiliate on account of a Position Elimination, will be exercisable until the earlier of (i) the expiration of such Option, which is ten years after the Date of Grant, or (ii) one year following the date of such Termination of Service.

(d)Qualifying Separation.  Notwithstanding the foregoing provisions in Paragraph 3(b) and the vesting schedule on the cover page of this Agreement, in the event of the Optionee’s Qualifying Separation, the unvested Option will continue to vest and become exercisable as scheduled through the third anniversary of the Date of Grant, subject to Paragraph 3(h).  The Option will be exercisable until the earlier of (i) the expiration of such Option, which is ten years after the Date of Grant, or (ii) four years following the date of the Optionee’s Qualifying Separation.

(e)Acceleration of Vesting.  Notwithstanding the foregoing provisions of Paragraph 3(b) and the vesting schedule on the cover page of this Agreement, the Option may be exercised in full during the period commencing on the Date of Grant and ending on the Date of Expiration (i) following a Change in Control or (ii) upon the Optionee’s Termination of Service due to the Optionee’s death or Disability, subject to Paragraph 3(h). In addition, upon the

Optionee’s Termination of Service with the Company or an Affiliate, other than by the Company or an Affiliate for Cause, during the one-year period following a Change in Control, any Option held by the Optionee as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the earlier of (i) the expiration date of such Option, which is ten years after the Date of Grant, or (ii) one year after the date of such Termination of Service (or, four years after the date of a Qualifying Termination).

(f)Nontransferability.  The Option is not transferable by the Optionee other than by will or by the laws of descent and distribution, and is exercisable, during the Optionee’s lifetime, only by the Optionee or, in the event of the Optionee’s Disability, by the Optionee’s guardian or legal representative. This Agreement shall bind and inure to the benefit of successors and assignees of the Company.

(g)Payment of the Exercise Price.  The Optionee, upon exercise, in whole or in part, of the Option, may pay the Exercise Price by any or all of the following means, either alone or in combination:

(i)Cash or check payable to the order of the Third Party Administrator, unless the Company notifies the Optionee otherwise;

(ii)Delivery or deemed delivery through attestation of Shares having a Fair Market Value on the Date of Exercise equal to the total Exercise Price; or

(iii)	such other methods as the Committee deems appropriate.

(h)Release of Claims. Any vesting under this Paragraph 3 as a result of a Qualifying Separation or other Termination of Employment (other than death) shall be conditioned on the Optionee signing and not revoking a general release of claims provided by the Company.

4.Capital Adjustments. The number of Covered Shares and the Exercise Price are subject to adjustment, in accordance with Section 4.2 of the Plan, on an equitable and proportionate basis in the manner deemed appropriate by the Committee.

5.	Exercise.

(a)Notice. To the extent exercisable and not expired or forfeited, cancelled or otherwise terminated, the Option shall be exercised, in whole or in part, by the delivery to the Third Party Administrator, unless the Company notifies the Optionee otherwise, (i) of written notice of such exercise, in such form as the Third Party Administrator or the Committee may from time to time prescribe, (ii) accompanied (A) by full payment of the Exercise Price with respect to that portion of the Option being exercised, as provided in Paragraph 3(g) of these Terms and Conditions of Stock Option Award, or (B) by the delivery of irrevocable instructions to the Third Party Administrator or to the Optionee’s broker to promptly sell all or a portion of the Covered Shares being exercised and to deliver or cause to be delivered to the Company cash equal to the Exercise Price.

(b)Withholding.  The Company’s obligation to issue or deliver shares of Common Stock upon the exercise of the Option shall be subject to the satisfaction of any applicable federal, state, local or foreign tax withholding requirements (including the Optionee’s FICA obligation). The Optionee may satisfy any such withholding obligation by any of the following means or by a combination of such means: (a) tendering a cash payment, (b) having the Company withhold shares of Common Stock or (c) delivering shares of Common Stock to the Company or the Third Party Administrator. For purposes of this Paragraph 5(b), shares of Common Stock that are withheld or delivered to satisfy applicable withholding taxes shall be valued at their Fair Market Value on the date the withholding tax obligation arises.

(c)Effect. The exercise, in whole or in part, of the Option shall cause a reduction in the number of Covered Shares equal to the number of shares of Common Stock with respect to which the Option is exercised.

6.Restriction on Exercise and Upon Shares of Common Stock Issued Upon Exercise.  Notwithstanding any other provision of this Agreement, the Optionee agrees, for himself and his successors, that the Option may not be exercised at any time that the Company does not have in effect a registration statement under the Securities Act of 1933, as amended, relating to the offer of Common Stock to the Optionee under the Plan, unless the Company agrees to permit such exercise.  The Optionee further agrees, for himself and his successors, that, upon the issuance of any shares of Common Stock upon the exercise of the Option, he will, upon the request of the Company, agree in writing that he is acquiring such shares for investment only and not with a view to resale, and that he will not sell, pledge or otherwise dispose of such shares so issued unless and until (a) the Company is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933, as amended, is not required by that Act and the rules and regulations thereunder; (b) the staff of the Securities and Exchange Commission has issued a “no-action” letter with respect to such disposition; or (c) such registration or notification as is, in the opinion of counsel for the Company, required for the lawful disposition of such shares has been filed by the Company and has become effective; provided, however, that the Company is not obligated hereby to file any such registration or notification. The Optionee further agrees that the Company may place a legend embodying such restriction on the certificates evidencing such shares.

7.Rights as Stockholder.  The Optionee shall have no rights as a stockholder with respect to any shares of Common Stock subject to the Option until and unless a certificate or certificates representing such shares are issued to the Optionee pursuant to this Agreement. Except as provided in Paragraph 4 of these Terms and Conditions of Stock Option Award, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

8.Non-Solicitation.  In consideration for the Optionee’s employment with the Company or with any of its affiliates and/or subsidiaries, the award of this Option to the Optionee, and other good and valuable consideration (the sufficiency of which is acknowledged), the Optionee agrees that, for a period of six (6) months immediately following the Optionee’s Termination of Service for any reason, the Optionee will not (a) directly or indirectly solicit an employee to leave the employment of Company or any of its affiliates and/or subsidiaries; or (b) directly or indirectly solicit business from any clients, customers or prospective customers of Company or any of its affiliates and/or subsidiaries whose identity became known to the Optionee during his or her employment with Company or any of its affiliates and/or subsidiaries.  This six-month limitation is not intended to impair the rights of Company and/or any of its affiliates or subsidiaries to prevent misappropriation of its confidential information beyond the six-month period. The Committee shall have discretion to determine that the Option, whether or not vested, shall be forfeited in the event of the Optionee’s breach of this Paragraph 8.

9.Employment. Neither the granting of the Option evidenced by this Agreement nor any term or provision of this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company or any of its Affiliates to employ the Optionee for any period.  Whenever reference is made in this Agreement to the employment of the Optionee, it means employment by the Company or an Affiliate.

10.Subject to the Plan. The Option evidenced by this Agreement and the exercise thereof are subject to the terms and conditions of the Plan, which are incorporated herein by reference and made a part hereof, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement.  In addition, the Option is subject to any rules and regulations promulgated by the Committee. The Optionee’s receipt of the Option constitutes the Optionee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan and this Agreement shall be final and binding on the Optionee and any other person claiming an interest in the Option.

11.Company Policies. All amounts payable under the Agreement shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company's Board of Directors from time to time, including the Forfeiture Policy.

12.Governing Law. The validity, construction, interpretation and enforceability of this Agreement shall be determined and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

13.Headings. The headings of the sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.